UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under Rule 14a-12

CARDINAL BANKSHARES CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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The following letter is dated May 16, 2012 and is first being used on May 17, 2012.

May 16, 2012

Dear Shareholder:

We are down to the wire for our annual meeting next week.

A lot hangs in the balance. We want to remind you of just a few things that are at stake:

•	You have an EXPERIENCED Board of Directors at the controls of the Bank. Do you want to take a chance with a Board of INEXPERIENCED and UNTESTED directors?

•	None of the Schaller Coalition nominees has ANY experience on a bank board or a public company board.

•	The ISS Proxy Advisory Services, a research firm that advises institutional shareholders on proxy voting matters, has advised “Do Not Vote” for the Schaller Coalition nominees.

•

Each of us would like the opportunity to continue to serve you on Cardinal’s Board of Directors, BUT we will NOT serve if any of the Schaller Coalition nominees is elected. Rumors that any of us will serve with the Coalition are WRONG.

•	We believe there is too much at risk in serving with any Schaller Coalition director (however well-intended) who has NO experience and who is BEHOLDEN to Schaller.

•	Doug Schaller’s stated plan to cut the dividend to 4¢ a year is a BIG problem for us.

We are informed that certain members of the Coalition reportedly now say that Mike Larrowe is okay to manage the Bank if the Coalition wins: “Doug has changed his mind about Mike.” Notice – it’s “Doug” not the “Coalition”.

Funny...back a few months ago, Mr. Schaller was openly questioning Mike Larrowe’s fitness to succeed Leon Moore. We’re SURE you read it. Just like when Schaller wanted the Bank sold for months, but NOW says he only wants to improve it!

Doesn’t that make you wonder...

•	Whether you can believe Mr. Schaller?

•	Whether Mr. Schaller’s opinions are “flexible” to suit the moment?

•	Whether Mr. Schaller just flip-flops a lot?

We URGE you to vote the CURRENT BOARD to keep the Bank profitable and locally owned. We believe that running the Bank at the WHIM or THREAT of Mr. Schaller is not in YOUR best interests.

We thank you (yet again) for your past & continued support,

Sincerely,

Additional Information and Where To Find It

This letter is solicitation material in respect of the matters to be considered at the 2012 Annual Meeting of Shareholders. On April 12, 2012, Cardinal Bankshares Corporation (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and has mailed the definitive proxy statement to the Company’s shareholders. On May 3, 2012, the Company filed with the SEC a supplement to the definitive proxy statement. WE URGE SHAREHOLDERS AND INVESTORS TO READ THE PROXY STATEMENT AND SUPPLEMENT ALONG WITH ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, the supplement and other related documents filed by the Company may be obtained at the SEC’s website at www.sec.gov. The Company’s proxy statement and other related documents may also be obtained by contacting the Company’s Corporate Secretary at Cardinal Bankshares Corporation, 101 Jacksonville Circle, P. O. Box 215, Floyd, Virginia 24091.

Participants in Solicitation

A listing of persons who are participants in the solicitation and certain information concerning such persons is set forth in the Company’s definitive proxy statement filed with the SEC on April 12, 2012, which may be obtained through the website maintained by the SEC at www.sec.gov.

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